SKADDEN, ARPS, SLATE, MEAGHER & FLOM

                                ONE RODNEY SQUARE

                                     BOX 636

                         WILMINGTON, DELAWARE 19899-0636

                                   ----------
                                 (302) 651-3000


                                                              July 29, 1996



Alan J. Stone, Esquire
Morris Nichols Arsht & Tunnell
1201 North Market Street
P.O. Box 1347
Wilmington, DE 19899

                  Re:      American Enterprises, L.L.C. et al.
                           v. Spreckels Indus., Inc., et al.,
                           Del. Ch., C.A. No. 15109

Dear Alan:

                  As we advised you, we do not want to litigate unnecessarily. Based on our discussions, we seem to be in agreement about certain significant issues, and, thus, expedited proceedings to resolve any issues relating to them appear to be unnecessary at this time. In order to avoid any misunderstanding and at your suggestion, I wanted to confirm the essence of our discussions.

                  First, you have advised us that we have the same understanding of the Expiration Provision of the Rights Plan. Specifically, our complaint suggested that if the Expiration Provision were to be interpreted to mean that an 85% minimum requirement is inconsistent with the "any and all offer" requirement, it would make compliance with that provision all but impossible. You, on behalf of Spreckels, agree, however, that an offer for all shares with what amounts to an 85% minimum tender condition is an "any and all" offer within the meaning of the Expiration Provision and that our offer, if left open for 90 days and the 85% minimum tender condition were to be satisfied, meets the requirements of the Expiration Provision.

                  Second,   we  discussed   with  you  the  practical   problems
associated with Sections 2.4 and 2.8 of the By-Laws. Section 2.4 requires that written notice of


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Alan J. Stone, Esquire
July 29, 1996
Page 2



shareholders' meetings be given to each shareholder not less than ten (10) nor more than sixty (60) days prior to the meeting. But Section 2.8 (the "Advance Notice By-Law") requires that shareholders submit director nominations not less than sixty days prior to the shareholders' meeting. Thus, as a practical matter, the Board is required to provide notice of a shareholders' meeting after the deadline for director nominations has passed. In order to address this practical problem, we have asked for, and you, on behalf of Spreckels, have agreed to provide, advance notice of any shareholders' meeting to allow us to submit nominations in a timely manner (a "Pre-notice Notice"). You asked that we propose a Pre- notice Notice period. We ask that your client provide us with Pre-notice Notice at least 70 days before any shareholders' meeting.

                  Finally, we advised you that, at this time, we do not intend to seek injunctive relief with respect to the recent amendment to the Rights Plan requiring that, in order to satisfy the Expiration Provision, an offer remain open for 90 days, although we do so without prejudice to our claim that such amendment was unlawful. We insist that your client use the 90 days in an appropriate manner. If your client were to engage in a dilutive transaction or otherwise compromise our ability to satisfy the Expiration Provision or otherwise act in a manner we believe to be inappropriate, we would seek relief from the Court. We expressly reserve the right to seek the Court's assistance should your client take any action that unfairly interferes with the consummation of our offer.

                  Please confirm to me in writing that we are in agreement on the interpretation of the Expiration Provision and that you will give us 70 days notice of any shareholders' meeting. Thank you for your help.

                                                     Very truly yours,

                                                     /s/ Marc B. Tucker

                                                     Marc B. Tucker



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